As filed with the Securities and Exchange Commission on November 30, 2016
Registration No. 333-_______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hewlett Packard Enterprise Company
(Exact Name of Registrant as Specified in its Charter)

Delaware	47-3298624
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3000 Hanover Street, Palo Alto, CA	94304
(Address of Principal Executive Offices)	(Zip Code)

Silicon Graphics International Corp.
2005 Equity Incentive Plan, as amended
2005 Non-Employee Directors’ Stock Option Plan
2006 New Recruit Equity Incentive Plan, as amended and restated
2014 Omnibus Incentive Plan, as amended
(Full Title of the Plan)
Rishi Varma
Senior Vice President, Deputy General Counsel and Assistant Secretary
Hewlett Packard Enterprise Company
3000 Hanover Street
Palo Alto, CA
(650) 857-1501

(Name, Address, and Telephone Number,
Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

In respect of assumed stock options: Common Stock, par value $0.01 per share	178,503(2)	$29.28(3)	$5,226,567.84(3)	$605.76(3)
In respect of assumed stock options: Common Stock, par value $0.01 per share	20,287(4)	$27.69(5)	$561,747.03(5)	$65.11(5)
In respect of assumed stock options: Common Stock, par value $0.01 per share	119,991(6)	$26.65(7)	$3,197,760.15(7)	$370.62(7)
In respect of assumed restricted stock units: Common Stock, par value $0.01 per share	740,547(8)	$23.05(9)	$17,069,608.35(9)	$1,978.37(9)
TOTAL	1,059,328	N/A	$26,055,683.37	$3,019.86

(1)
This Registration Statement on Form S-8 shall also cover any additional shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)
Represents shares of Common Stock issuable upon exercise of stock options outstanding immediately prior to the effective time (the “Effective Time”) of the merger of Satellite Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Registrant (“Acquisition Sub”), with and into Silicon Graphics International Corp., a Delaware corporation (“SGI”), under the Silicon Graphics International Corp. 2005 Equity Incentive Plan, as amended (the “2005 Plan”), and assumed by the Registrant on November 1, 2016, pursuant to that certain Agreement and Plan of Merger dated as of August 11, 2016 (the “Merger Agreement”), by and among the Registrant, Acquisition Sub and SGI.

(3)
Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) of the Securities Act, based upon the weighted average exercise price per share of the outstanding stock options under the 2005 Plan.

(4)
Represents shares of Common Stock issuable upon exercise of stock options outstanding immediately prior to the Effective Time under the Silicon Graphics International Corp. 2005 Non-Employee Directors’ Stock Option Plan (the “2005 Directors’ Plan”), and assumed by the Registrant on November 1, 2016, pursuant to the Merger Agreement.

(5)
Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) of the Securities Act, based upon the weighted average exercise price per share of the outstanding stock options under the 2005 Directors’ Plan.

(6)
Represents shares of Common Stock issuable upon exercise of stock options outstanding immediately prior to the Effective Time under the Silicon Graphics International Corp. 2006 New Recruit Equity Incentive Plan, as amended and restated (the “2006 Plan”), and assumed by the Registrant on November 1, 2016, pursuant to the Merger Agreement.

(7)
Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) of the Securities Act, based upon the weighted average exercise price per share of the outstanding stock options under the 2006 Plan.

(8)
Represents shares of Common Stock subject to issuance in connection with restricted stock units outstanding immediately prior to the Effective Time under the 2005 Plan, the 2006 Plan and the Silicon Graphics International Corp. 2014 Omnibus Incentive Plan, as amended, and assumed by the Registrant on November 1, 2016, pursuant to the Merger Agreement.

(9)
Calculated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h)(1) of the Securities Act, based on the average of the high and low prices of Common Stock as reported in the consolidated reporting system by the New York Stock Exchange on November 25, 2016.

Part I
Information Required in the Section 10(A) Prospectus
Item 1. Plan Information*
Item 2. Registrant Information and Employee Plan Annual Information

*
The prospectus containing information required by Part I of Form S-8 and related to this Registration Statement is omitted from this Registration Statement in accordance with the note to Part I of Form S-8. The Registrant will give or make available to each holder of (a) outstanding stock options granted under the 2005 Plan, the 2005 Directors’ Plan and the 2006 Plan, and (b) outstanding restricted stock units granted under the 2005 Plan, the 2006 Plan and the 2014 Plan, a copy of the prospectus or documents containing information specified in Part I of Form S-8, as specified by Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), the prospectus for the Plans is not being filed with or included in this Registration Statement. The prospectus for the Plans and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, each constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:
(a)    The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015 filed with the Commission on December 17, 2015 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
(b)(1)    The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended January 31, 2016, April 30, 2016 and July 31, 2016 filed with the Commission on March 10, 2016, June 8, 2016 and September 8, 2016, respectively; and
(b)(2)    The Registrant’s Current Reports on Form 8-K filed with the Commission on November 5, 2015, February 11, 2016, March 8, 2016, March 25, 2016, May 26, 2016 (excluding the portion furnished under Item 7.01), September 7, 2016 (excluding the portions furnished under Item 2.02 and Item 7.01), October 19, 2016 (excluding the portion furnished under Item 7.01) and November 2, 2016.
All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Delaware General Corporation Law (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and the Registrant’s amended and restated certificate of incorporation includes such an exculpation provision. The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Registrant, or for serving at the Registrant’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Registrant’s amended and restated bylaws also provide that the Registrant must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. The Registrant’s amended and restated bylaws expressly authorize the Registrant to carry directors’ and officers’ insurance to protect the Registrant, its directors, officers and certain employees for some liabilities.
The limitation of liability and indemnification provisions that are in the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit the Registrant and its stockholders. However, these provisions do not limit or eliminate the Registrant’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, the Registrant pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
See the Exhibit Index on the page immediately following the signature pages to the Registration Statement, which Exhibit Index is incorporated herein by reference.
Item 9. Undertakings.
(a) The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, California, on this day of November 30, 2016.

HEWLETT PACKARD ENTERPRISE COMPANY

By:	/s/ Rishi Varma
	Name:	Rishi Varma
	Title:	Senior Vice President, Deputy General Counsel and Assistant Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Timothy C. Stonesifer and Rishi Varma as his or her true and lawful agent, proxy and attorney-in-fact, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, and (iii) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming that all such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
To effect the above, each of the undersigned has executed this Power of Attorney as of the date indicated beside each name.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Margaret C. Whitman	President, Chief Executive Officer and Director (Principal Executive Officer)	November 30, 2016
Margaret C. Whitman

/s/ Timothy C. Stonesifer	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 30, 2016
Timothy C. Stonesifer

/s/ Jeff T. Ricci	Senior Vice President and Controller (Principal Accounting Officer)	November 30, 2016
Jeff T. Ricci

Chairman
Patricia F. Russo

Director
Daniel Ammann

/s/ Marc L. Andreessen	Director	November 30, 2016
Marc L. Andreessen

/s/ Michael J. Angelakis	Director	November 30, 2016
Michael J. Angelakis

/s/ Leslie A. Brun	Director	November 30, 2016
Leslie A. Brun

/s/ Pamela L. Carter	Director	November 30, 2016
Pamela L. Carter

/s/ Klaus Kleinfeld	Director	November 30, 2016
Klaus Kleinfeld

/s/ Raymond J. Lane	Director	November 30, 2016
Raymond J. Lane

/s/ Ann M. Livermore	Director	November 30, 2016
Ann M. Livermore

/s/ Raymond E. Ozzie	Director	November 30, 2016
Raymond E. Ozzie

/s/ Gary M. Reiner	Director	November 30, 2016

Gary M. Reiner

/s/ Lip-Bu Tan	Director	November 30, 2016
Lip-Bu Tan

/s/ Mary Agnes Wilderotter	Director	November 30, 2016
Mary Agnes Wilderotter

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1
Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on November 5, 2015)

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on November 5, 2015)
*5.1	Opinion of Sidley Austin LLP
*23.1	Consent of Independent Registered Public Accounting Firm
*23.2	Consent of Sidley Austin LLP (included in Exhibit 5.1 to this Registration Statement)
*24.1	Powers of Attorney (included as part of the signature pages of the Registration Statement)
99.1
Silicon Graphics International Corp. 2005 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.3 to Silicon Graphics International Corp.’s Annual Report on Form 10-K filed with the Commission on September 10, 2012)

99.2
Silicon Graphics International Corp. 2005 Non-Employee Directors’ Stock Option Plan (incorporated by reference to Exhibit 10.10 to Silicon Graphics International Corp.’s Registration Statement on Form S-1 filed with the Commission on February 4, 2005)

99.3
Silicon Graphics International Corp. 2006 New Recruit Equity Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.48 to Silicon Graphics International Corp.’s Annual Report on Form 10-K filed with the Commission on February 28, 2007)

99.4
Silicon Graphics International Corp. 2014 Omnibus Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to Silicon Graphics International Corp.’s Quarterly Report on Form 10-Q filed with the Commission on January 29, 2016)

* Filed herewith.